                                                         Free Writing Prospectus
                                                      Filed pursuant to Rule 433
                                          Registration Statement No.: 333-119328

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    THE DATE OF THIS FREE WRITING PROSPECTUS IS JANUARY 20, 2006.

        STATEMENT REGARDING THIS FREE WRITING PROSPECTUS
        The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-119328) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the
SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC
Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com.

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LBUBS 06-C1

Settlement    02/01/06
Dated Date    01/11/06
1st Payment   02/15/06

                                        Coupon            Interest                               Initial
         S&P     Fitch                  Type              Accrual Basis   Rated Final     Sub %  Coupon      Size
-----------------------------------------------------------------------------------------------------------------------------

A1       AAA     AAA     Public         Fixed             30/360               Feb-31   30.000%    5.01800         64,000,000
A2       AAA     AAA     Public         Fixed             30/360               Feb-31   30.000%    5.08400        326,000,000
A3       AAA     AAA     Public         Fixed             30/360               Feb-31   30.000%    5.20700         92,000,000
AAB      AAA     AAA     Public         Fixed             30/360               Feb-31   30.000%    5.13900         94,000,000
A4       AAA     AAA     Public         Fixed             30/360               Feb-31   30.000%    5.15600      1,143,176,000
AM       AAA     AAA     Public         Fixed (WAC Cap)   30/360               Feb-31   20.000%    5.21700        245,597,000
AJ       AAA     AAA     Public         Fixed (WAC Cap)   30/360               Feb-41   11.000%    5.27600        221,037,000
B        AA+     AA+     Public         Fixed (WAC Cap)   30/360               Feb-41   10.375%    5.30600         15,350,000
C        AA      AA      Public         Fixed (WAC Cap)   30/360               Feb-41    9.250%    5.33500         27,630,000
D        AA-     AA-     Public         Fixed (WAC Cap)   30/360               Feb-41    8.250%    5.36500         24,559,000
E        A+      A+      Public         Fixed (WAC Cap)   30/360               Feb-41    7.500%    5.40400         18,420,000
F        A       A       Public         Fixed (WAC Cap)   30/360               Feb-41    6.625%    5.43300         21,490,000
XCL      AAA     AAA     Private/144A   Variable IO       30/360               Feb-41       N/A    0.06248      2,455,967,106
XCP      AAA     AAA     Public         Variable IO       30/360               Feb-41       N/A    0.35172      2,250,748,000
G        A-      A-      Private/144A   Fixed (WAC Cap)   30/360               Feb-41    5.750%    5.50000         21,489,000
H        BBB+    BBB+    Private/144A   WAC               30/360               Feb-41    4.750%    5.56061         24,560,000
J        BBB     BBB     Private/144A   WAC               30/360               Feb-41    4.000%    5.56061         18,420,000
K        BBB-    BBB-    Private/144A   WAC               30/360               Feb-41    3.000%    5.56061         24,560,000
L        BB+     BB+     Private/144A   Fixed             30/360               Feb-41    2.500%    4.86700         12,279,000
M        BB      BB      Private/144A   Fixed             30/360               Feb-41    2.125%    4.86700          9,210,000
N        BB-     BB-     Private/144A   Fixed             30/360               Feb-41    1.750%    4.86700          9,210,000
P        B+      NR      Private/144A   Fixed             30/360               Feb-41    1.500%    4.86700          6,140,000
Q        B       NR      Private/144A   Fixed             30/360               Feb-41    1.250%    4.86700          6,140,000
S        B-      NR      Private/144A   Fixed             30/360               Feb-41    1.000%    4.86700          6,140,000
T        NR      NR      Private/144A   Fixed             30/360               Feb-41       N/A    4.86700         24,560,106

IUU-1    NR      BBB+    Private/144A   WAC               30/360               Feb-34       N/A    5.23284          7,200,282
IUU-2    NR      BBB     Private/144A   WAC               30/360               Feb-34       N/A    5.23284          2,578,126
IUU-3    NR      BBB-    Private/144A   WAC               30/360               Feb-34       N/A    5.23284          3,551,311
IUU-4    NR      BB+     Private/144A   WAC               30/360               Feb-34       N/A    5.23284          1,866,194
IUU-5    NR      BB      Private/144A   WAC               30/360               Feb-34       N/A    5.23284          1,276,095
IUU-6    NR      BB-     Private/144A   WAC               30/360               Feb-34       N/A    5.23284            908,999
IUU-7    NR      B+      Private/144A   WAC               30/360               Feb-34       N/A    5.23284            960,210
IUU-8    NR      B       Private/144A   WAC               30/360               Feb-34       N/A    5.23284          1,015,875
IUU-9    NR      B-      Private/144A   WAC               30/360               Feb-34       N/A    5.23284          1,076,524
IUU-10   NR      NR      Private/144A   WAC               30/360               Feb-34       N/A    5.23284          6,859,925

             %
             of Deal            Window       Avg Life
             ----------------------------------------

A1             2.6%      02/06-09/10            2.68
A2            13.3%      09/10-01/11            4.82
A3             3.7%      09/12-12/12            6.78
AAB            3.8%      01/11-11/14            6.90
A4            46.5%      11/14-01/16            9.68
AM            10.0%      01/16-01/16            9.96
AJ             9.0%      01/16-01/16            9.96
B              0.6%      01/16-01/16            9.96
C              1.1%      01/16-01/16            9.96
D              1.0%      01/16-01/16            9.96
E              0.8%      01/16-01/16            9.96
F              0.9%      01/16-01/16            9.96
XCL                      02/06-01/21            8.81
XCP                      01/07-01/13            5.66
G              0.9%      01/16-01/16            9.96
H              1.0%      01/16-01/16            9.96
J              0.8%      01/16-10/17           10.18
K              1.0%      10/17-10/17           11.71
L              0.5%      10/17-10/17           11.71
M              0.4%      10/17-10/17           11.71
N              0.4%      10/17-10/17           11.71
P              0.3%      10/17-10/17           11.71
Q              0.3%      10/17-10/17           11.71
S              0.3%      10/17-10/17           11.71
T              1.0%      10/17-01/21           13.91

IUU-1                    02/06-01/11            4.72
IUU-2                    01/11-01/11            4.96
IUU-3                    01/11-01/11            4.96
IUU-4                    01/11-01/11            4.96
IUU-5                    01/11-01/11            4.96
IUU-6                    01/11-01/11            4.96
IUU-7                    01/11-01/11            4.96
IUU-8                    01/11-01/11            4.96
IUU-9                    01/11-01/11            4.96
IUU-10                   01/11-10/15            9.17

Call: 1% of Original balance (including non-pooled split loan balances)

Initial interest reserve deposit of $345,763.85 at closing.

Penalties allocated to Classes A1 through K using base interest fraction. On and prior to 1/2009 , 98% / 2 % of remaining to XCL/XCP. Thereafter, 100% of remaining to XCL.

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THE INFORMATION IN THIS FREE WRITING PROSPECTUS SUPERSEDES THE INFORMATION IN
ANY PRIOR VERSIONS HEREOF AND WILL BE SUPERSEDED BY THE INFORMATION IN ANY
SUBSEQUENT FREE WRITING PROSPECTUSES PRIOR TO THE TIME OF SALE. THIS FREE
WRITING PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITY OTHER THAN THE OFFERED CERTIFICATES, NOR DOES IT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE
OFFERED CERTIFICATES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL
TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. THIS FREE WRITING
PROSPECTUS WAS PREPARED ON THE BASIS OF CERTAIN ASSUMPTIONS (INCLUDING, IN
CERTAIN CASES, ASSUMPTIONS SPECIFIED BY THE RECIPIENT HEREOF) REGARDING
PAYMENTS, INTEREST RATES, WEIGHTED AVERAGE LIVES AND WEIGHTED AVERAGE LOAN AGE,
LOSS, SPREADS, MARKET AVAILABILITY AND OTHER MATTERS. THE ACTUAL AMOUNT, RATE OR
TIMING OF PAYMENTS ON ANY OF THE UNDERLYING ASSETS MAY BE DIFFERENT, AND
SOMETIMES MATERIALLY DIFFERENT THAN ANTICIPATED, AND THEREFORE THE PRICING,
PAYMENT OR YIELD INFORMATION REGARDING THE CERTIFICATES MAY BE DIFFERENT FROM
THE INFORMATION PROVIDED HEREIN. THERE CAN BE NO ASSURANCE THAT ACTUAL PRICING
WILL BE COMPLETED AT THE INDICATED VALUE(S). IN ADDITION, PRICING OF THE
CERTIFICATES MAY VARY SIGNIFICANTLY FROM THE INFORMATION CONTAINED IN THIS FREE
WRITING PROSPECTUS AS A RESULT OF VARIOUS FACTORS, INCLUDING, WITHOUT
LIMITATION, PREVAILING CREDIT SPREADS, MARKET POSITIONING, FINANCING COSTS,
HEDGING COSTS AND RISK AND USE OF CAPITAL AND PROFIT. THE PRICING ESTIMATES
CONTAINED HEREIN MAY VARY DURING THE COURSE OF ANY PARTICULAR DAY AND FROM DAY
TO DAY. YOU SHOULD CONSULT WITH YOUR OWN ACCOUNTING OR OTHER ADVISORS AS TO THE
ADEQUACY OF THE INFORMATION IN THIS FREE WRITING PROSPECTUS FOR YOUR PURPOSES.

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